SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by  the Registrant   [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ]   Confidential,   for  Use  of  the  Commission  Only  (as permitted by
      Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  NAC Re Corp.

 ...............................................................................
                (Name of Registrant as Specified In Its Charter)


 ...............................................................................
 (Name  of  Person(s)  Filing  Proxy  Statement  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14s-6(i)(2) or
Item 22(a)(2) of Schedule 14a.

[ ]   $500 per each party to the controversy pursuant to the Exchange Act
Rule 14a-6(i)(3).

[]    Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      ..........................................................................
      2) Aggregate number of securities to which transaction applies:

      ..........................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.

      ..........................................................................

      4) Proposed maximum aggregate value of transaction:

      ..........................................................................

      5) Total fee paid:

      ..........................................................................
[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      ..........................................................................

      2) Form, Schedule or Registration No.:

      ..........................................................................

      3) Filing Party:

      ..........................................................................

      4) Date Filed:

      ..........................................................................

             [NAC RE CORPORATION LOGO]
             NAC RE CORPORATION
             ONE GREENWICH PLAZA
             P.O. BOX 2568
             GREENWICH, CT 06836-2568




                                                                  March 22, 1996




Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of NAC Re Corporation (the "Company") to be held on Friday, May 10, 1996, at 10:00 A.M. at One Greenwich Plaza, in the Third Floor Boardroom, Greenwich, Connecticut 06836-2568.

    At this important meeting, you will be asked to consider and vote upon (1) the election of three directors to serve for a term of three years and (2) a proposal to amend the Partners' Restricted Stock Plan.

    Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, we urge you to complete, sign, date and return the enclosed proxy card promptly in the prepaid envelope. You may attend the Annual Meeting and vote in person even if you have previously returned your card. We look forward to meeting with you.



                                          Sincerely,

                                          /s/ RONALD L. BORNHUETTER

                                          RONALD L. BORNHUETTER

                                          Chairman, President
                                          and Chief Executive Officer

                               NAC RE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



    The Annual Meeting of Stockholders of NAC Re Corporation (the "Company"), a Delaware corporation, will be held at One Greenwich Plaza, Third Floor Boardroom, Greenwich, Connecticut on Friday, May 10, 1996, at 10:00 A.M., for the following purposes:

       (1) To elect three directors to serve for a term of three years.

       (2) To consider and vote upon the proposal to amend the Partners' Restricted Stock Plan.

       (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 14, 1996 are entitled to vote at the meeting.

    You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.


                                          By Order of the Board of Directors,

                                          /s/ CELIA R. BROWN

                                          CELIA R. BROWN
                                          Secretary

Greenwich, Connecticut
March 22, 1996

                               NAC RE CORPORATION

                 PROXY STATEMENT WITH RESPECT TO ANNUAL MEETING
                                OF STOCKHOLDERS

                                  MAY 10, 1996

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NAC Re Corporation (the "Company" or "NAC Re") to be used at the Annual Meeting of Stockholders of the Company which will be held at One Greenwich Plaza, Third Floor Boardroom, Greenwich, Connecticut, on Friday, May 10, 1996, at 10:00 A.M., and at any adjournment thereof.

    Stockholders who execute proxies retain the right to revoke them at any time. A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company a written notice of revocation, by executing and delivering a subsequent proxy bearing a later date, or by attending the meeting and voting in person. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. For a description of the voting procedures, see "Miscellaneous--Voting Procedures."

    Stockholders of record at the close of business on March 14, 1996 will be entitled to one vote for each share then held. There were outstanding on such date 19,230,805 shares of NAC Re common stock, $.10 par value (the "Common Stock").

    The principal executive offices of the Company are at One Greenwich Plaza, Greenwich, Connecticut, 06836-2568. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was March 22, 1996.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table identifies the number of shares of Common Stock beneficially owned at March 14, 1996 by each director and nominee for director, each named executive officer and all directors and executive officers as a group.

                                               AMOUNT AND NATURE OF   PERCENT OF
    NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP     CLASS
--------------------------------------------   --------------------   ----------
Robert A. Belfer............................      1,036,082(1)(2)      5.4%
John P. Birkelund...........................         48,671(1)            *
Ronald L. Bornhuetter.......................        362,834(3)         1.9%
C. W. Carson, Jr............................         27,000(1)            *
Todd G. Cole................................         27,000(1)            *
Michael G. Fitt.............................         12,250(4)            *
Daniel J. McNamara..........................         26,250(5)            *
Stephen Robert..............................         37,230(1)            *
Wendy J. Strothman..........................         13,500(6)            *
Herbert S. Winokur, Jr......................         30,750(1)            *
Martha G. Bannerman.........................         69,152(7)            *
Stanley J. Kott.............................         27,953(8)            *
C. Fred Madsen..............................         31,431(9)            *
John A. Murad...............................         57,806(10)           *
All directors and executive officers
of NAC Re as a group (16 persons)...........      1,841,759(11)        9.3%

------------

    *  Less than 1%.
  (1)  Includes 24,750 shares issuable pursuant to options exercisable under the Directors'
       Stock Option Plan.
  (2)  Includes 88,925 shares held in family trusts with respect to which Mr. Belfer and/or his wife or son are trustees, and 154,992 shares owned by his wife. Mr. Belfer disclaims beneficial ownership of such shares. Also includes 40,000 shares held by a foundation of which Mr. Belfer is an officer and 21,770 shares held in a family trust.
       Mr. Belfer has shared voting and investment power with respect to such shares. Also includes 123,492 shares held by Mr. Belfer for his wife in trust. Mr. Belfer has sole voting and investment power with respect to such shares. Mr. Belfer's address is 767
       Fifth Avenue, 46th Floor, New York, NY 10153.
  (3)  Includes 14,046 shares held in Mr. Bornhuetter's Employee Savings Plan account and
       240,350 shares issuable pursuant to exercisable options. Includes 2,100 shares owned by
       Mr. Bornhuetter's spouse as to which he disclaims beneficial ownership.
  (4)  Includes 11,250 shares issuable pursuant to options exercisable under the Directors'
       Stock Option Plan.
  (5)  Includes 20,250 shares issuable pursuant to options exercisable under the Directors'
       Stock Option Plan.
  (6)  All of such shares are issuable pursuant to exercisable options.
  (7)  Includes 55 shares held in Ms. Bannerman's Employee Savings Plan account, 51,644 shares issuable pursuant to exercisable options, and 450 shares as to which Ms. Bannerman disclaims beneficial ownership.
  (8)  Includes 3,435 shares held in Mr. Kott's Employee Savings Plan Account and 18,560 shares issuable pursuant to exercisable options.
  (9)  Includes 7,074 shares held in Mr. Madsen's Employee Savings Plan Account and 20,125
       shares issuable pursuant to exercisable options.
 (10)  Includes 14,546 shares held in Mr. Murad's Employee Savings Plan account and 42,260 shares issuable pursuant to exercisable options.
 (11)  Includes 44,368 shares held in Employee Savings Plan accounts, 587,429 shares issuable pursuant to exercisable options, and 431,629 shares as to which such individuals disclaim beneficial ownership.

    The following table presents, to the knowledge of the Company, information as to all beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 14, 1996, except for Robert A. Belfer, whose ownership is set forth above.

                      NAME AND ADDRESS OF               AMOUNT AND NATURE OF      PERCENT
                        BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)    OF CLASS
----------------------------------------------------   -----------------------    --------
The Equitable Companies Incorporated................          4,054,626(2)           21.1%
  787 Seventh Avenue
  New York, NY 10019
FMR Corp. ("FMR")...................................          2,431,799(3)           12.6%
  82 Devonshire Street
  Boston, MA 02109-3614

------------

(1) Based on information contained in the most recent Schedule 13G or Schedule 13D filed by the beneficial owner under the Securities Exchange Act of 1934.

(2) Includes 605,000 shares held by The Equitable Life Assurance Society of the United States ("Equitable") with respect to which Equitable has sole voting power and sole power to dispose of such shares. The remaining shares are held by Alliance Capital Management L.P. ("Alliance") on behalf of investment advisory clients. Alliance has sole voting power with respect to 2,954,549 of such shares, shared voting power with respect to 70,000 of such shares and sole power to dispose of all of such shares.

(3) Includes 2,200,759 shares, 115,959 of which are issuable upon conversion of the Company's Convertible Subordinated Debentures (the "Debentures"), with respect to which Fidelity Management & Research Company ("Fidelity"), a subsidiary of FMR, is the beneficial owner as a result of acting as investment adviser to several investment companies (the "Funds"). Edward C. Johnson, 3rd, Chairman of FMR, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of such shares. Power to vote such shares resides with the Boards of Trustees of the Funds. Also includes 218,739 shares, 33,939 of which are issuable upon conversion of the Debentures, with respect to which Fidelity Management Trust Company ("FMT"), a bank owned by FMR, is the beneficial owner as a result of serving as investment manager of institutional accounts. Edward C. Johnson, 3rd, and FMR, through its control of FMT, has sole dispositive power over all of such shares, sole power to vote 205,406 of such shares, and no power to vote 13,333 of such shares. Also includes 12,300 shares owned by Fidelity International Limited ("FIL"), an affiliate of FMR. FIL has the sole power to vote and the sole power to dispose of such shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Three Directors will be elected at the meeting for a term of three years or until their respective successors shall have been elected and shall qualify. Each proxy received will be voted for the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any Director and any other person pursuant to which such person was selected as a Director or nominee. The vacant Class B and C Board positions will remain vacant until suitable candidates are selected by the Nominating Committee. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

                                                             DIRECTOR
    NAME OF NOMINEE                                AGE        SINCE
------------------------------------------------   ---    --------------
Class B (term expires 1996)
  Robert A. Belfer..............................   60     August 1985
  Wendy J. Strothman............................   45     March 1994
  Herbert S. Winokur, Jr........................   52     September 1987

    The following individuals are the Company's other Directors whose terms of office continue after the Annual Meeting and until the Annual Meeting in the year in which the directorships of their class expire.

                                                            DIRECTOR
    NAME OF DIRECTOR                              AGE        SINCE
-----------------------------------------------   ---    --------------
Class C (term expires 1997)
  Ronald L. Bornhuetter........................   63     August 1985
  Todd G. Cole.................................   75     September 1987
  Daniel J. McNamara...........................   68     September 1991
Class A (term expires 1998)
  John P. Birkelund............................   65     August 1985
  C. W. Carson, Jr.............................   67     September 1987
  Michael G. Fitt..............................   64     December 1992
  Stephen Robert...............................   55     August 1985

    Ronald L. Bornhuetter was elected President and Chief Operating Officer of the Company and a Director, Chairman of the Executive Committee and Chief Executive Officer of NAC Reinsurance Corporation ("NAC") effective August 31, 1985. In November 1985 he was elected Chairman of the Finance and Investment Committee of the Company and in March 1986, President of NAC. In December 1987 he was elected Chief Executive Officer of the Company. He became Chairman of the Board of NAC in September 1990 and Chairman of the Board of the Company in June 1993. Prior to joining the Company, Mr. Bornhuetter was Vice President-Finance of General Re Corporation and Senior Vice President and Comptroller of its subsidiary, General Reinsurance Corporation, having served as Chief Financial Officer of the Group. Mr. Bornhuetter is a Director of Washington National Corporation. He is a Fellow and former President of the Casualty Actuarial Society, a member and former President of the American Academy of Actuaries and also served as Chairman of the Actuarial Standards Board. He is also a member of the International Actuarial Association, serving as Vice President and head of the U.S. delegation to its Ruling Council. He is also a member of ASTIN and AFIR. He served as Chairman of The Reinsurance Association of America from 1993 to 1994. He is a Trustee of The College of Wooster, Wooster, Ohio.

    Robert A. Belfer was President and Chairman of Belco Petroleum Corporation, a petroleum exploration and production company, from 1965 until April 1986. Since then, Mr. Belfer has pursued independent investment interests. Mr. Belfer is a Director of Enron Corp., a member of the Board of Overseers and Treasurer of the Albert Einstein College of Medicine and a member of the Board of Overseers of Cornell University Medical College.

    John P. Birkelund has been a Managing Director and a Director of Dillon, Read & Co. Inc. since 1981, and has been Chairman since 1988. He also served as Chief Operating Officer from 1981 through 1985 and as Co-Chairman and Co-Chief Executive Officer from 1986 through 1988. From 1988 through 1993, he was Chief Executive of the firm. Mr. Birkelund is a Director of Darden Restaurants, Inc. and the Polish American Enterprise Fund. He is also a member of the Advisory Board of ORIX USA Corporation.

    C. W. Carson, Jr. currently serves as an independent financial consultant. He was a Partner with Price Waterhouse & Partners from 1985 until June 1988. From 1983 to 1985, Mr. Carson was Managing Director of the investment banking firm of Wm. Sword & Co., Inc. From 1956 to 1983, he was affiliated with Chemical Bank, serving as Vice Chairman and Director of the Bank and Holding Company from 1978 to 1983. Mr. Carson is a Director of Mitsubishi Trust & Banking Corporation
(USA) and Trebol International Corporation and serves as a trustee, director or advisor to several universities, endowment funds and other not-for-profit organizations.

    Todd G. Cole, retired Chairman and Chief Executive Officer of CIT Financial Corporation, is a consultant and corporate director. In his consulting role he served as Managing Director of SH&E, Inc., a consulting firm specializing in aviation (1992-1995), President and Chief Executive Officer of Frontier Airlines, Inc. D.I.P. (1986-1990) and Vice Chairman and Director of Eastern Air Lines, Inc. D.I.P. (1989-1991). He is a Director of CapMac Holdings, Inc., Kaiser Ventures, Inc., Hawaiian Airlines, Inc. and several private companies.

    Michael G. Fitt was President of Employers Reinsurance Corporation from 1979 to 1991 and Chairman and Chief Executive Officer from 1981 until his retirement in 1992. He is a Director of Boatmen's First National Bank of Kansas City, a Director of Kansas City Southern Industries, Inc., a Director of DST Systems Inc. and a member of the Board of Directors of Midwest Research Institute.

    Daniel J. McNamara currently is Of Counsel with the law firm of Hughes Hubbard & Reed. He served as Chairman of the Insurance Group Practice of that law firm from March 1988 through 1994. From 1971 to 1988 he served as the first President of Insurance Services Office, Inc. (ISO). Mr. McNamara is a member and past President of the Casualty Actuarial Society and the American Academy of Actuaries. He is a Director of General Accident Insurance Company of America and General Accident Corporation of America as well as several private companies. He is Chairman of the Board of Trustees of the College of Mount St. Vincent and also serves as a trustee or advisor to several not-for-profit charitable institutions.

    Stephen Robert has served as Chairman of the Board and Chief Executive Officer of Oppenheimer & Co., Inc. since 1983, and was President of that company from 1979 to 1983.

    Wendy J. Strothman has been Executive Vice President and Publisher--Trade & Reference Division of Houghton Mifflin Company since January 1996. She served as Vice President and Publisher since September 1995. Between 1983 and 1995 she served as the Director of Beacon Press. She is a Trustee of Brown University and is affiliated with numerous publishing associations.

    Herbert S. Winokur, Jr. has been President of Winokur & Associates, Inc., an investment management company, and Managing General Partner of Capricorn Investors, L.P. since 1987. From 1983 to 1987, Mr. Winokur served as Senior Executive Vice President of Penn Central Corporation, and was a Director of that company from 1984 to 1987. Mr. Winokur is currently a Director of Enron Corp. and NHP, Inc., and Chairman of the Board of DynCorp.

    The following individuals are the Company's executive officers:

             NAME                AGE                           OFFICE
-------------------------------  ---   -------------------------------------------------------
Ronald L. Bornhuetter..........  63    Chairman of the Board, President and Chief Executive
                                         Officer, NAC Re Corp. and NAC Reinsurance Corporation
Martha G. Bannerman............  53    Vice President and General Counsel, NAC Re Corp.;
                                       Executive Vice President, General Counsel and
                                         Secretary, NAC Reinsurance Corporation
John N. Adimari................  41    Acting Chief Financial Officer and Acting Treasurer,
                                       NAC Re Corp.; Vice President, Acting Chief Financial
                                         Officer and Acting Treasurer, NAC Reinsurance
                                         Corporation; Vice President of Operations, Greenwich
                                         Insurance Company
Celia R. Brown.................  41    Secretary, NAC Re Corp.; Vice President, NAC
                                       Reinsurance Corporation
Stanley J. Kott................  47    Executive Vice President, NAC Reinsurance Corporation
C. Fred Madsen.................  42    Executive Vice President, NAC Reinsurance Corporation
John A. Murad..................  50    Senior Vice President, NAC Reinsurance Corporation;
                                       President & Chief Executive Officer, Greenwich
                                         Insurance Company

    Martha G. Bannerman was appointed Vice President, General Counsel and Secretary of the Company and NAC and a Director of NAC in 1986. She served as Secretary of the Company until June 1994. She became an Executive Vice President of NAC in January 1994. From 1970 to 1977, Ms. Bannerman practiced law with Milbank, Tweed, Hadley & McCloy in New York. In 1977, Ms. Bannerman joined the Los Angeles law firm of Adams, Duque & Hazeltine (becoming a partner in 1978), where she specialized in business litigation, including a variety of insurance and securities matters. Ms. Bannerman served as Chair of the Law Committee of The Reinsurance Association of America from 1992-1994 and is active in the Tort and Insurance Practice Section of the American Bar Association.

    John N. Adimari joined NAC in 1986 as Second Vice President and Controller. He served as Vice President and Controller of NAC from 1993 to 1995. In September 1995 he was appointed Acting Chief Financial Officer and Acting Treasurer of the Company and NAC. He has served as a Director of NAC since March 1986. In addition, since August 1995 Mr. Adimari has served as Vice President of Operations of Greenwich Insurance Company ("GIC"), a wholly-owned subsidiary of NAC. Prior to joining NAC, Mr. Adimari served as an audit manager with the public accounting firm of Coopers & Lybrand.

    Celia R. Brown joined NAC in 1988 and was appointed Vice President of NAC and Secretary of the Company in June 1994 and a Director of NAC in October 1993. She served as Second Vice President and Associate General Counsel from 1991 to 1994 and, prior to that, as Assistant Vice President and Assistant General Counsel. Prior to joining NAC, Ms. Brown served as Vice President at JWT Group, Inc. and as an associate in the law firm of Burns Summit Rovins and Feldesman in New York.

    Stanley J. Kott joined NAC in 1990 as Vice President and Manager, Property Facultative, and a Director. He became Executive Vice President in January 1994. Before joining the Company, he was employed by E. W. Blanch Company as Senior Vice President, Limited Partner and Director of Facultative Division for over three years and also as Branch Manager, New York Treaty. Mr. Kott was previously a Vice President at Guy Carpenter serving as Branch Manager of its Hartford Office and a property facultative underwriter at General Reinsurance Corporation.

    C. Fred Madsen joined NAC in 1986 in the Casualty Treaty Department and was appointed a Director in December 1991. He became Executive Vice President in January 1994. He served as Vice President and Manager, Casualty Facultative, from December 1991 to 1994. Prior to that time he held various positions in the Casualty Treaty Department. Before joining the Company, he served in various underwriting positions at General Reinsurance Corporation and Aetna Life & Casualty Company.

    John A. Murad joined NAC in 1985 as Vice President and Director and became Senior Vice President in January 1994. He served as Chief Actuarial Officer from 1985 until June 1995, at which time he became President and Chief Executive Officer of GIC. Prior to joining NAC, Mr. Murad was a Senior Vice President and Director of Actuarial Services at Kramer Capital Consultants. Previously, Mr. Murad served as a Senior Consultant at Coopers & Lybrand, and as Associate Actuary for American International Group in New York. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

BOARD AND COMMITTEE MEETINGS

    The standing committees of the Board of Directors of the Company include, among others, the Audit, Nominating, Compensation and Finance and Investment Committees.

    The Audit Committee held four meetings in 1995. The members of the Committee were Messrs. Carson, Cole, Fitt and McNamara and Ms. Strothman, none of whom is an officer or an employee of the Company or NAC. The Audit Committee oversees management's discharge of its financial reporting responsibilities. It meets periodically with management and representatives of the Company's independent certified public accountants to discuss auditing and financial reporting matters. In addition, the independent certified public accountants and Audit Director meet with the Audit Committee to discuss the results of their examination and are given an opportunity to present their opinions, without management's presence, concerning the quality of the Company's financial reporting and adequacy of the system of internal controls. The independent auditors have, at all times, free access to and meet regularly with the Audit Committee. Representatives of Tillinghast--Towers Perrin, an independent actuarial consulting firm retained by the Audit Committee, meet with the Audit Committee to discuss the results of their examination and have, at all times, free access to the Audit Committee without management's presence.

    The Nominating Committee held one meeting in 1995. The members of the Committee are Messrs. Belfer, Birkelund, Bornhuetter and Robert. The duties of this Committee include reviewing the qualifications of candidates suggested by Board members, management, stockholders and other sources, considering the performance of incumbent Directors and approving a slate of nominees for election as Directors.

    Stockholders wishing to suggest candidates for election as Directors may submit names and biographical data to the Secretary of the Company, who will forward such information to the Nominating Committee for consideration.

    The Compensation Committee held three meetings in 1995. The Committee is composed of Messrs. Birkelund, Carson, McNamara, Robert and Winokur and Ms. Strothman, none of whom is an officer or an employee of the Company or NAC. The Committee is responsible for establishing, administering, reviewing and recommending changes in the Company's compensation plans for its executives and submitting such plans to the Board of Directors for approval. Representatives of Towers Perrin, an independent compensation and benefits consulting firm selected by the Committee, meet from time to time with the Compensation Committee to provide advice on executive compensation and have, at all times, free access to the Compensation Committee, without management's presence.

    The Finance and Investment Committee held five meetings in 1995. The members of the Committee are Messrs. Belfer, Bornhuetter, Carson, Cole, Fitt, McNamara and Winokur. The Committee is responsible for the oversight of the Company's investments, including the selection of investment advisors and the adoption of investment policies and guidelines.

    During 1995, there were six meetings of the Board of Directors. Of all Directors only Mr. Robert attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and all Committees on which they served. The Company considers attendance at scheduled meetings to be only one measure of a Director's contribution to the Company. Directors also fulfill their responsibilities by rendering advice in informal consultations with executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For information concerning certain relationships and related transactions with respect to John P. Birkelund and Stephen Robert, see "Compensation Committee Interlocks and Insider Participation." In March 1995, the Company entered into a consulting agreement with Michael G. Fitt pursuant to which Mr. Fitt provides insurance and reinsurance advisory services to the Company and, in particular, to its UK subsidiaries. The agreement was renewed in March 1996 and may be renewed in March 1997 for one additional year. For each year of his consulting arrangement, Mr. Fitt receives a consulting fee of $75,000 and a phantom stock option, which becomes fully vested in six months, in connection with 5,000 shares of the Company's Common Stock, with a base price equal to the market value of the Company's Common Stock on the date of grant, and a ten year term. In the event of a "change in control" of the Company, any unpaid amounts in connection with the agreement, including renewals thereof, will be accelerated and immediately payable.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation paid or accrued for the last three fiscal years, or as otherwise indicated, with respect to the named executive officers of NAC Re, for services rendered by such persons to NAC Re, NAC and GIC.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                         -----------------------------------
                                                                                 AWARDS
                                                                         ----------------------
                                                                         RESTRICTED  SECURITIES    PAYOUTS
                                              ANNUAL COMPENSATION          STOCK     UNDERLYING  -----------  ALL OTHER
               NAME AND                 -------------------------------    AWARDS     OPTIONS       LTIP       COMPEN-
          PRINCIPAL POSITION            YEAR  SALARY ($)  BONUS ($) (2)   ($) (2)       (#)      PAYOUTS ($)  SATION ($)
--------------------------------------- ----  ----------  -------------  ----------  ----------  -----------  ----------
Ronald L. Bornhuetter.................. 1995   $553,544     $ 423,500       --         37,500     $ 379,100    $ 83,035(3)
 Chairman, President and Chief          1994   $526,056     $ 236,700       --         11,500     $ 312,700    $ 56,393(3)
 Executive Officer, NAC Re and NAC      1993   $500,000     $ 191,250       --         32,000     $ 283,400    $ 49,076(3)
Martha G. Bannerman.................... 1995   $241,347     $ 164,100       --         15,000     $ 118,300    $ 29,820(4)
 Vice President and General Counsel,    1994   $218,833     $  87,500     $ 39,000      8,500     $  94,500    $ 17,213(4)
 NAC Re; Executive Vice President,      1993   $198,000     $  64,200       --         11,600     $  65,800    $ 14,046(4)
 General Counsel and Secretary, NAC
Stanley J. Kott (1).................... 1995   $221,000     $ 150,300       --         15,000     $ 105,400    $ 27,170(5)
 Executive Vice President, NAC          1994   $195,917     $  78,400     $ 39,000      8,000     $  82,500    $ 14,424(5)
C. Fred Madsen(1)...................... 1995   $220,667     $ 150,100       --         15,000     $  99,200    $ 26,641(6)
 Executive Vice President, NAC          1994   $182,000     $  72,800     $ 39,000      8,000     $  72,100    $ 13,573(6)
John A. Murad (1)...................... 1995   $221,833     $ 132,000       --         12,000     $  93,700    $ 26,795(7)
 Senior Vice President, NAC President,  1994   $209,750     $  73,400     $ 26,000      8,000     $  76,300    $ 16,541(7)
 GIC

------------

(1) In accordance with provisions of the SEC's rules on executive compensation disclosure in proxy statements, compensation information has not been included for Messrs. Murad, Kott and Madsen for fiscal year 1993 because they were not then deemed "executive officers" of NAC Re Corp. under such rules.

(2) Restricted Stock awards valued at the closing price on the date of award, March 31, 1994, of $26.00. Restricted stock granted to Ms. Bannerman and Messrs. Murad, Kott and Madsen on March 31, 1994 vests 20% on March 31, 1996 and an additional 20% each March 31 thereafter. Unvested restricted stock held by the executive officers at year-end, valued at a December 29, 1995 closing price of $36.00, was as follows: Ms. Bannerman held 1,500 shares valued at $54,000, Mr. Murad held 1,000 shares valued at $36,000, Mr. Kott held 1,950 shares valued at $70,200 and Mr. Madsen held 2,093 shares valued at $75,348. Dividends are paid quarterly on these shares at the same rate as dividends paid on Common Stock held by public stockholders.

(3) Amounts shown reflect Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $13,724 and $57,622, respectively, for 1995, $9,188 and $34,700, respectively, for 1994 and $12,306 and $24,360, respectively, for 1993. Also includes $11,689, $12,505 and $12,410 for life insurance premiums paid by the Company for 1995, 1994 and 1993, respectively.

(4) Includes Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $13,724 and $16,096, respectively, for 1995, $9,188 and $8,025, respectively, for 1994 and $7,861 and $6,185, respectively, for 1993.

(5) Includes Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $13,724 and $13,446, respectively, for 1995 and $8,753 and $5,671, respectively, for 1994.

(6) Includes Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $13,724 and $12,917, respectively, for 1995 and $9,188 and $4,385, respectively, for 1994.

(7) Includes Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $13,724 and $13,071, respectively, for 1995 and $9,161 and $7,380, respectively, for 1994.

OPTION GRANTS IN LAST FISCAL YEAR


    The Company maintains employee stock option plans pursuant to which eligible individuals may receive options to purchase the Company's Common Stock. The table below sets forth information concerning grants of stock options to the named executive officers of NAC Re during the last fiscal year. The amounts shown for each of the officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over a ten-year period from the date of grant of the respective options. At a five percent and ten percent appreciation, the share price would reach $62.10 and $98.74, respectively, at ten years from the date of all of the option grants. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of the 19,230,805 shares of the Company's Common Stock outstanding as of March 1, 1996. Based on 19,230,805 outstanding shares at the share price of $33.75 on March 1, 1996, current market capitalization was $649,039,669. No gain to the optionees is possible without an increase in the stock price, which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation and are required to be disclosed by regulations adopted by the SEC. Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the Company's Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

                              INDIVIDUAL GRANTS
------------------------------------------------------------------------------             POTENTIAL
                                               % OF                                   REALIZABLE VALUE AT
                               NUMBER OF      TOTAL                                     ASSUMED ANNUAL
                               SECURITIES    OPTIONS                                 RATES OF STOCK PRICE
                               UNDERLYING   GRANTED TO   EXERCISE                        APPRECIATION
                                OPTIONS     EMPLOYEES    OR BASE                      FOR OPTION TERM (1)
                                GRANTED     IN FISCAL     PRICE     EXPIRATION   -----------------------------
   NAME                         (#) (2)        YEAR       ($/SH)     DATE (3)         5%             10%
-----------------------------  ----------   ----------   --------   ----------   ------------   --------------
Ronald L. Bornhuetter........    37,500         9.8%     $38.125     9/19/2005       $900,703       $2,273,203
Martha G. Bannerman..........    15,000         3.9%     $38.125     9/19/2005       $360,281         $909,281
Stanley J. Kott..............    15,000         3.9%     $38.125     9/19/2005       $360,281         $909,281
C. Fred Madsen...............    15,000         3.9%     $38.125     9/19/2005       $360,281         $909,281
John A. Murad................    12,000         3.1%     $38.125     9/19/2005       $288,225         $727,425
All Shareholders.............                                                    $461,245,315   $1,164,095,318

------------
(1) At 5% appreciation, share price would be $62.10 on 9/19/2005. At 10% appreciation, share price would be $98.74 on 9/19/2005.

(2) Non-qualified stock options granted on September 19, 1995; exercisable in 20% installments each year commencing with the second anniversary of the grant date, so long as employment with the Company or its subsidiaries continues.

(3) Options expire unless exercised within five years following termination of employment due to retirement, disability or death, or three months following termination of employment due to discharge or resignation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information concerning the exercise of stock options during the last fiscal year by the named executive officers of NAC Re and the value of unexercised stock options held by such officers at December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                              NUMBER OF                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SECURITIES                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              UNDERLYING                       OPTIONS AT FY-END (#)            FY-END ($) (1)
                                OPTION                      ---------------------------   ---------------------------
    NAME                       EXERCISE    VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  ----------   --------------   -----------   -------------   -----------   -------------
Ronald L. Bornhuetter.......     --            --             240,350        100,400      $ 4,243,902     $ 338,225
Martha G. Bannerman.........     5,000        $ 91,348         51,644         43,280      $   892,071     $ 189,619
Stanley J. Kott.............     --            --              18,560         38,115      $   242,625     $ 169,125
C. Fred Madsen..............     --            --              19,625         35,875      $   295,025     $ 128,350
John A. Murad...............     4,950        $ 76,175         42,260         39,540      $   699,413     $ 184,869

------------

(1) Based on year-end market value of Common Stock of $36.00.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

    Pursuant to 1994 amendments to the Company's Long-term Incentive Plan, administered by the Compensation Committee of the Board of Directors, awards are based on corporate performance over three-year and five-year measurement periods and are paid following the end of each measurement period. One-half of the award is based on total shareholder return over a five year period, compared to the return for the companies in the S&P Composite Stock Price Index, the S&P Property-Casualty Industry Index and the S&P Multiline Index. The other half of the award is based on operating return on beginning equity over a three year period compared to a peer group composed of the 15 largest reinsurance companies. Transition provisions will be applied until sufficient data is available subsequent to the time of the amendments for an application of the formulas. The following table sets forth information concerning Long-term Incentive Plan awards for the named executive officers of NAC Re. The awards are indicated in dollars, based on 1995 salaries, instead of percentages, in order to give shareholders an estimate of the amounts that may be paid out. Distributions under the Long-term Incentive Plan are made in March of each year with respect to the measurement period ending at the end of the preceding calendar year, and are included in the Summary Compensation Table.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                         PERFORMANCE
                                          OR OTHER                 ESTIMATED FUTURE PAYOUTS UNDER
                                        PERIOD UNTIL               NON-STOCK PRICE-BASED PLAN (1)
                                        MATURATION OR    --------------------------------------------------
    NAME                                 PAYOUT (2)      THRESHOLD ($) (3)    TARGET ($)    MAXIMUM ($) (4)
-------------------------------------   -------------    -----------------    ----------    ---------------
Ronald L. Bornhuetter................     1994-1996             $ 0             $315,634       $ 631,267
                                          1995-1997             $ 0             $332,126       $ 664,253
Martha G. Bannerman..................     1994-1996             $ 0              $98,475       $ 196,950
                                          1995-1997             $ 0             $108,606       $ 217,212
Stanley J. Kott......................     1994-1996             $ 0              $88,163       $ 176,325
                                          1995-1997             $ 0               99,450       $ 198,900
C. Fred Madsen.......................     1994-1996             $ 0              $89,550       $ 179,100
                                          1995-1997             $ 0               99,300       $ 198,600
John A. Murad........................     1994-1996             $ 0              $78,656       $ 157,313
                                          1995-1997             $ 0               83,188       $ 166,375

                                                   (Footnotes on following page)

(Footnotes for preceding page)
------------

(1) Actual awards and target and maximum amounts are characterized under the Long-term Incentive Plan as percentages. When an actual award is determined at the end of each measurement period, the percentage is applied to the individual's average annual base salary for such period. Because this average compensation level is not presently determinable, all amounts disclosed reflect the application of the applicable percentages to the individual's 1995 salary, which may be more or less than average compensation at the end of the relevant measurement periods.

(2) Actual awards for the 1993-1995 measurement period are reflected in the Summary Compensation Table.

(3) If neither formula threshold is reached, no award will be paid under the Plan.

(4) While there are no maximum payouts under the plan as amended, the Compensation Committee may exercise its discretion if and to the extent formulas produce awards in excess of 200% of the target payout.

RETIREMENT PLAN

    The NAC Re Corp. Retirement Plan is a qualified non-contributory defined benefit plan for all employees. Benefits are computed on the basis of a specified percentage of the individual's average total compensation, which includes salary and bonus awards (exclusive of Long-term Incentive Plan awards), for the thirty-six months of highest total compensation during the employee's last ten years of service. Benefits are computed on the basis of a "life and ten-year certain" annuity.

    The Company maintains a Benefits Equalization Plan authorizing payment to employees out of general funds of the Company of any benefits calculated under provisions of the Retirement Plan that are otherwise above the limitations of the Internal Revenue Code.

    The following table shows the estimated annual benefits payable upon normal retirement for specified average total compensation and years of credited service under the Retirement Plan and the Benefits Equalization Plan. Amounts disclosed are not subject to deduction for Social Security or other offset amounts.

                                                      YEARS OF CREDITED SERVICE
                                     ------------------------------------------------------------
    AVERAGE TOTAL COMPENSATION          15           20           25           30           35
    --------------------------          --           --           --           --           --
$250,000.........................     $58,139      $77,518      $93,148     $108,777     $108,777
300,000..........................      70,139       93,518      112,398      131,277      131,277
350,000..........................      82,139      109,518      131,648      153,777      153,777
400,000..........................      94,139      125,518      150,898      176,277      176,277
500,000..........................     118,139      157,518      189,398      221,277      221,277
600,000..........................     142,139      189,518      227,898      266,277      266,277
700,000..........................     166,139      221,518      266,398      311,277      311,277
800,000..........................     190,139      253,518      304,898      356,277      356,277
900,000..........................     214,139      285,518      343,398      401,277      401,277

    The following table sets forth the number of full years of credited service as of December 31, 1995 under the Retirement Plan and the Benefits Equalization Plan, the 1995 compensation covered by the plans and number of years of credited service at normal retirement age for the named executive officers of NAC Re.

                                                                          NUMBER OF YEARS
                                                                        OF CREDITED SERVICE
                                     NUMBER OF FULL       CURRENT                AT
                                        YEARS OF        COMPENSATION     NORMAL RETIREMENT
    NAME OF INDIVIDUAL              CREDITED SERVICE      COVERED               AGE
---------------------------------   ----------------    ------------    --------------------
Ronald L. Bornhuetter............          10             $790,254               11
Martha G. Bannerman..............           9              328,847               21
Stanley J. Kott..................           5              299,400               23
C. Fred Madsen...................           9              293,467               32
John A. Murad....................          10              295,233               25

    Current Compensation Covered is the equivalent of the salary reported in the Summary Compensation Table for 1995 and Annual Incentive Plan bonus for 1994 (and actually paid in 1995). See "Employment Agreement with Mr. Bornhuetter" for a description of the supplemental pension payable to Mr. Bornhuetter upon his retirement.


EMPLOYMENT AGREEMENT WITH MR. BORNHUETTER

    Mr. Bornhuetter is employed pursuant to an agreement with NAC Re and NAC as Chairman of the Board, President and Chief Executive Officer of both companies. The agreement became effective in March 1992 and extends until July 1, 1997. The agreement provides that Mr. Bornhuetter will be nominated to the respective Boards of Directors of NAC Re and NAC and that he will be Chairman of the Executive Committee and the Finance and Investment Committee and Chairman of the Board of NAC.

    Under the agreement, Mr. Bornhuetter's salary was $475,000 as of March 4, 1992, with the opportunity for subsequent annual increases. He receives bonuses paid pursuant to the Annual Incentive Plan and Long-term Incentive Plan which are dependent on corporate performance and are based on target percentages of 45% and 60%, respectively.

    NAC Re and NAC are required to maintain life insurance of $600,000 on Mr. Bornhuetter's life and for his benefit (Mr. Bornhuetter receives additional life insurance pursuant to the Company's benefits program for all employees). Following the employment term, such insurance must be maintained in the amount of $100,000. If Mr. Bornhuetter's employment terminates because of disability before the end of his employment term, his compensation and certain benefits will continue except that annual salary payments will be 50% of his average annual compensation (average salary of preceding 36 months times the sum of 1.00 plus target Annual Incentive Plan bonus percentage of 45%) reduced by the amount of any disability payments and retirement benefits he receives under the various benefit plans maintained by the Company and NAC. This benefit is payable for Mr. Bornhuetter's lifetime and, following his death, 50% of such amount is payable to his surviving spouse, unless a lump sum payment option is elected.

    Mr. Bornhuetter will receive a supplemental pension upon his retirement in an annual amount equal to 50% of his average annual compensation (average salary of preceding 36 months times the sum of 1.00 plus target Annual Incentive Plan bonus percentage of 45%) reduced by benefits payable to Mr. Bornhuetter under pension plans of the Company or NAC or under pension plans of Mr. Bornhuetter's prior employer. This benefit is payable to Mr. Bornhuetter for his lifetime and, following his death, 50% of such amount is payable to his surviving spouse, unless a lump sum payment option is elected.

    Severance payments to be made to Mr. Bornhuetter in the event of a change in control are described below under "Employee Severance Agreements."


EMPLOYEE SEVERANCE AGREEMENTS

    The Company has entered into severance agreements with the executive officers of NAC Re and senior vice presidents and certain vice presidents of NAC (the "Senior Officer Agreements") and severance agreements with the other officers of NAC in order to reinforce and encourage the continued dedication and attention of such persons to their assigned duties without distractions arising from a potential change in control. These severance agreements as well as a severance program for other employees are also intended to help retain staff members in the event of a potential change in control and thereby protect the assets of the Company.

    As part of the Senior Officer Agreements, each party has agreed that in the event of a "potential change in control" of the Company, the senior officer will remain in the employ of the Company or its subsidiaries for a six-month period. If a senior officer's employment is terminated within two years of a "change in control" (i) by the Company other than for cause, or (ii) by the senior officer for "good reason," the senior officer will be entitled to a severance payment equal to his average compensation from the Company during the five years immediately preceding the change in control plus target payments from the Annual Incentive Plan and the Long-term Incentive Plan, multiplied by 2.99. The severance payment will be made over 2.99 years or in a discounted lump sum. The senior officer will also receive amounts earned but not yet paid under the Long-term Incentive Plan, acceleration of vesting of stock options and restricted stock, and continuing life and health insurance coverage for a three-year period after termination, as well as legal fees incurred in enforcing the severance agreement. If a senior officer becomes subject to an excise tax under the Internal Revenue Code as a result of any payments or benefits received on a change in control, the Company will make an additional payment to the senior officer to make him whole after payment of the excise tax.

    A "potential change in control" would be deemed to occur if (i) the Company enters into an agreement, the consummation of which would result in a change in control of the Company, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control, (iii) any person becomes the beneficial owner of securities representing 10% or more of the combined voting power of the Company's then outstanding securities; or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control has occurred. A "change in control" of the Company would be deemed to occur if
(i) any person is or becomes the beneficial owner of securities representing 30% or more of the combined voting power of the Company's then outstanding securities, (ii) during any two-year period individuals who constituted the Board of Directors of the Company cease, for any reason, to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger, consolidation or complete liquidation of the Company or a sale of substantially all of the Company's assets. "Good reason" is defined to include any change in duties or responsibilities, reduction in compensation or benefits, relocation or the failure of the Company or its successor to provide the senior officer with a three-year employment contract for the equivalent duties and at comparable levels of compensation and benefits as exist at the time of the change in control.

    The Senior Officer Agreement for Ronald L. Bornhuetter has been superseded by the provisions of his employment agreement referred to under "Employment Agreement with Mr. Bornhuetter." If Mr. Bornhuetter's employment is terminated before or after a change in control (i) by the Company other than for cause or
(ii) by Mr. Bornhuetter for "good reason," as defined in the agreement, in addition to accrued benefits under such agreement, Mr. Bornhuetter will receive a lump sum payment equal to his then current base salary plus target payments from the Annual Incentive Plan and Long-term Incentive Plan (the "Severance Amount") for the unexpired portion of his employment term multiplied by 65%, except that, if such termination occurs after a change in control, Mr. Bornhuetter's severance payment will in no event be less than 2.99 times the Severance Amount. Provisions regarding continuing life and health insurance, excise tax payments and the definition of change in control are comparable to those contained in the Senior Officer Agreements described above.


COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive a retainer at a rate of $27,500 per annum, and fees of $2,500 for each Board of Directors meeting attended and $1,000 for each Committee meeting attended. The Chairman of each Committee receives an additional retainer of $2,500 annually. The Company pays for or reimburses the travel and related expenses incurred to attend Board and Committee meetings.

    Directors may elect to defer, until a date specified, receipt of all or a portion of their retainers and fees. Interest is allocated to amounts deferred at a rate comparable to the rate earned by the NAC Re Corp. Employee Savings Plan Guaranteed Investment Contract Fund. During 1995, four Directors elected to defer compensation pursuant to this arrangement.

    The Company maintains the Directors' Stock Option Plan pursuant to which Directors who are not full-time employees of the Company or its subsidiaries and who are otherwise eligible automatically receive non-qualified stock options to purchase NAC Re Common Stock at the market value for such stock on the grant date. The initial grant under the plan is an option to purchase 11,250 shares of Common Stock, with subsequent annual grants of options to purchase 2,250 shares of Common Stock. Such options become exercisable six months following their grant date. Mr. Fitt was ineligible to participate in the Director's Stock Option Plan until September 1995 and, therefore, the Company agreed to reimburse him to the extent of the appreciation in stock value during the period of ineligibility.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during 1995 were: John P. Birkelund, C. W. Carson, Jr., Daniel J. McNamara, Stephen Robert, Wendy J. Strothman and Herbert S. Winokur, Jr. John P. Birkelund is Chairman of Dillon, Read & Co. Inc. ("Dillon Read"). Stephen Robert is Chairman and Chief Executive Officer of Oppenheimer & Co., Inc. ("Oppenheimer"). During 1994, Dillon Read and Oppenheimer were retained to provide general financial advisory services to the Company in 1994 and 1995 for a fee of $100,000 per firm. In addition, Dillon Read and Oppenheimer acted as co-managing underwriters in connection with the Company's 1995 Common Stock offering and co-lead underwriters in connection with its concurrent debt offering. Further, Oppenheimer provides investment advisory services with respect to the Company's pension funds and a small portion of the Company's investment portfolio.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is driven by its primary corporate objectives--to provide the best return to the shareholders over the long term and to maintain a highly motivated staff, providing them with the opportunity to share in the success of the Company. Specifically, NAC Re's executive compensation program serves:

       . To align the interests of executives and shareholders by causing a significant portion of executive compensation to be variable, or "at risk," dependent upon the achievement of long-term corporate performance objectives, while emphasizing significant ownership of NAC Re Common Stock.

       . To sustain superior corporate performance over time by designing elements of the compensation program that are based on longer-term rewards, such as extended vesting and long-term plans.

       . To attract and retain quality staff by emphasizing the necessity to be highly competitive.

    Total compensation is intended to fall at approximately the 75th percentile of the reinsurance industry for above-average corporate performance. Industry statistics are generally derived from an independent survey of approximately 40 public and private property and casualty reinsurance companies, including three of the six companies in the S&P Property-Casualty Insurance Group Index, or their reinsurance affiliate. This information is further refined to construct a comparison to the top 15 reinsurers.

    At present, the executive compensation program is composed of salary, annual cash incentive opportunities, long-term cash incentive opportunities and stock-based awards. As the executive officer's level of responsibility increases, a greater portion of potential total compensation opportunity is based on corporate performance and appreciation in stock value and a lesser portion on individual performance and competitive industry levels, causing greater potential variability in the individual's absolute compensation from year to year.

  Salaries

    Salary is viewed as fixed base compensation determined initially by industry and position comparisons. In addition, salaries are considered in the context of the Company's internal salary range structure to insure that the compensation level for each position is determined with regard to other relevant positions within the Company. For the Chief Executive Officer, annual adjustments are considered based on the goals and performance of the Company and prevailing competitive conditions. For other executive officers, individual performance is also considered.

  Annual Incentive Plan

    The Company's Annual Incentive Plan provides a yearly cash bonus opportunity that serves to motivate executive officers to achieve the Company's operational and strategic goals.

    Cash payouts under the Annual Incentive Plan are recommended by management and determined by the Compensation Committee after the completion of each calendar year. These payouts are based primarily on corporate performance for the prior year and an evaluation of each participant's respective contribution to the performance of the Company. As a participant's responsibilities increase, the portion of his or her bonus dependent on corporate performance increases. For Messrs. Bornhuetter, Kott, Madsen and Murad and Ms. Bannerman, the entire bonus for 1995 was based on corporate performance.

    Awards are determined by an evaluation of the Company's performance relative to its business plan, which plan has been approved by the Board of Directors. Performance criteria include return on shareholders' equity, earnings and earnings growth, composite ratio, expense ratio, premium volume, performance relative to other comparable reinsurers and subjective measurements of success. There is no predetermined weight given to each criterion. Rather, the Committee's evaluation involves a subjective balancing of the various measures of success. If the Company's overall performance meets the performance expectations, bonuses are paid at the target level. It is not necessary for each individual aspect of the performance expectations to be met for bonuses to be paid at the target level. For 1995, the Committee determined that the Company's overall performance far exceeded the expectations established in the approved business plan for the year in virtually all areas. Based on the foregoing, the Committee determined that the corporate performance element of the Annual Incentive Plan payout should be 170% of target.

  Long-term Incentive Plan

    The Company's Long-term Incentive Plan is a cash award plan designed to provide incentives for superior long-term corporate performance. This program in particular has been structured to recognize the critical importance and retention of key management employees and to focus their attention on long-term goals. Long-term Incentive Plan awards are based solely on corporate performance.

    In 1994, the Committee made substantial changes to the Long-term Incentive Plan. The principal change included replacing the subjective evaluation of corporate performance over a three-year measurement period with a determination of performance based on objective formulas that measure the Company's internal and external financial performance. The measurement of internal performance is based on the Company's operating return on beginning equity over a three-year period compared to a peer group composed of the 15 largest reinsurance companies. The measurement of external performance is based on the Company's total shareholder return over a five-year period, compared to the returns measured by the S&P 500 Composite Stock Price Index, the S&P Property-Casualty Industry Index and the S&P Multiline Index. Minimum performance levels are required for a payout under each formula, and discretion may be applied in the event a formula generates a payout in excess of a certain level.

    Transition rules were established to accommodate the three-year measurement periods that were "in stream" prior to the establishment of the formulas. Upon application of the transition rules for 1993, and the formulas for 1994 and 1995, including the exercise of Committee discretion to the extent the shortened time frame disproportionately impacted the results, the payout for the 1993-1995 measurement period was 120% of target.

  Stock-based Plans

    Stock-based plans are designed to align the interests of executives and shareholders by providing value to the executive as the stock price increases. Due to the variability of the stock price, stock options and restricted stock make a significant portion of executive compensation dependent upon the Company's overall results and how the Company is perceived by its shareholders and the marketplace. Options granted to executives are typically granted at 100% of the market value of the stock on the date of grant. Generally, option awards become exercisable over a relatively long period, motivating executives to sustain high corporate performance in order to increase the value of such options.

    For the 1995 option grant an option pool for all officers was established by the Compensation Committee utilizing guidelines based on general and reinsurance industry competitive practice and an option valuation. In addition, the total number of options outstanding relative to shares outstanding was also considered. Individual awards for executives were determined by the Compensation Committee by the application of individual guideline amounts (which are based on level and competitive practice) to the corporate pool.

CEO COMPENSATION

    As described, the executive compensation program is designed to link compensation with the accomplishment of business and corporate objectives and with return for the shareholders. This is clearly exemplified in the compensation of the Company's Chief Executive Officer, Mr. Bornhuetter.

    The Company has an employment agreement with Mr. Bornhuetter that was executed in March 1992. Mr. Bornhuetter's base salary was set at the same level as under his prior employment agreement. In accordance with the employment agreement, annual increases are determined based on a review of his salary in relationship to the performance of NAC Re and prevailing competitive conditions. Mr. Bornhuetter's annual salary increase for 1995 was determined in March 1995 to be 5.0%.

    Mr. Bornhuetter's Annual Incentive Plan payment for 1995 was determined by multiplying the payout percentage determined by the Committee by his target, resulting in a bonus of $423,500. The specific corporate performance criteria for determining the bonus level are described under Annual Incentive Plan, above. Further, Mr. Bornhuetter's Long-term Incentive Plan award for the 1993-1995 measurement period was determined by multiplying the payout percentage determined on the basis of corporate performance by his target, resulting in a bonus of $379,100. The objective performance measures utilized for determining this award level are described under Long-term Incentive Plan, above. In September 1995, Mr. Bornhuetter received a stock option grant to purchase 25,000 shares of Common Stock at the market value on the date of grant as part of the Company's annual option grants. He also received an option to purchase 12,500 shares of Common Stock at the same price in recognition of the Company's tenth anniversary.


COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee currently intends to structure a sufficient amount of the performance-based portion of the compensation of its executive officers in a manner that preserves the tax deduction for compensation in excess of $1 million.

    Representatives of Towers Perrin, an independent compensation and benefits consulting firm selected by the Committee, meet from time to time with the Compensation Committee to provide advice on executive compensation and have, at all times, free access to the Compensation Committee, without the presence of management.

         John P.Birkelund         C. W. Carson, Jr.         Daniel J.McNamara
    Stephen Robert    Wendy J. Strothman    Herbert S. Winokur, Jr.(Chairman)


PERFORMANCE GRAPH

    The following graph compares the yearly change in the Company's cumulative total shareholder return on its Common Stock to such return for the S&P 500 Composite Stock Price Index (the "S&P 500 Index") and a peer group that combines the S&P Property-Casualty Industry Index (the "P&C Index") and the S&P Multiline Insurance Stock Price Index. The peer group consists of the following companies:
Allstate Corporation, Chubb Corporation, General Re Corporation, Loews Corporation, SAFECO Corporation, The St. Paul Companies, United States Fidelity & Guaranty Corporation, Aetna Life & Casualty Company, American International Group, CIGNA Corporation and ITT Hartford Group Inc. (the "Peer Group"). The graph compares such returns since the Company's initial public offering in October 1985, with December 31, 1990 as the base year. The cumulative total shareholder return on the Company's Common Stock (including dividends) was 264.5% from the initial public offering to the end of 1995 and 67.6% from year-end 1990 to year-end 1995. The cumulative total return for the S&P 500 Composite Stock Price Index was 329% from October 1985 to December 31, 1995 and 98.3% from December 31, 1990 to December 31, 1995. The cumulative total return for the Peer Group was 271.6% from October 1985 to December 31, 1995 and 135.3% from December 31, 1990 to December 31, 1995.

                                  NAC RE CORP.

                          Cumulative Total Return (1)


                                   [GRAPH]


                                                       MARKET CAP
                                           TOTAL        COMBINED
                               NAC RE     S&P 500      PEER GROUP

                  IPO(2)       $45.98      $46.23        $63.30
                  1985         $73.97      $53.94        $78.52
                  1986         $52.51      $63.95        $81.55
                  1987         $35.50      $67.21        $75.29
                  1988         $63.49      $78.37        $81.25
                  1989        $107.68     $103.20       $114.22
                  1990(3)     $100.00     $100.00       $100.00
                  1991        $143.82     $130.47       $130.42
                  1992        $185.64     $140.41       $150.36
                  1993        $137.10     $142.26       $157.70
                  1994        $155.12     $144.14       $165.40
                  1995        $167.58     $198.32       $235.25


------------

(1) Stock price appreciation plus dividends.

(2) The Company's initial public offering was in October 1985.

(3) Assumes shareholder invests $100 on December 31, 1990. For periods prior to that date, the graph shows how investments in the Company, the S&P 500 and the Peer Group would have reached $100 on that date from an investment in October 1985.

             PROPOSAL TO AMEND THE PARTNERS' RESTRICTED STOCK PLAN

GENERAL

    In 1990, the Board of Directors adopted, and the stockholders subsequently approved, the NAC Re Corp. Partners' Restricted Stock Plan (the "Plan"), designed to expand employee identification with shareholders and to provide a valuable incentive for attracting, retaining and rewarding staff members.

    In September 1995, the Board adopted amendments to the Plan to increase the number of shares of Common Stock, $.10 par value, available for issuance from 162,500 to 262,500, subject to stockholder approval.

    The table below indicates grants of restricted stock under the Plan in the last fiscal year. Other awards under the Plan are not yet determinable.


               AMENDED PLAN BENEFITS GRANTED IN LAST FISCAL YEAR


                                                                   DOLLAR VALUE
                       NAME AND POSITION                           PER SHARE (1)    NUMBER OF SHARES
----------------------------------------------------------------   -------------    ----------------
Ronald L. Bornhuetter, Chairman, President and Chief Executive
Officer, NAC Re and NAC.........................................       --                     0
Martha G. Bannerman, Vice President and General Counsel, NAC Re;
  Executive Vice President, General Counsel and Secretary,
NAC.............................................................       --                     0
Stanley J. Kott, Executive Vice President, NAC..................       --                     0
C. Fred Madsen, Executive Vice President, NAC...................       --                     0
John A. Murad, Senior Vice President, NAC; President, GIC.......       --                     0
All Executives as a Group.......................................       --                     0
Non-Executive Officer Directors as a Group......................       --                     0
Non-Executive Officer Employees as a Group......................      $ 34.02            44,125

------------

(1) Average per share market value of restricted stock awards on the date of grant, without giving effect to the diminution of value attributable to the restrictions on such stock.

    The following description of the Plan, as amended, is a summary of its terms and is qualified entirely by reference to the Plan, provided at Exhibit A. Stockholders should carefully read this Exhibit before voting.


SUMMARY OF THE PLAN

    Administration. The Compensation Committee of the Board of Directors is authorized to administer the Plan in accordance with its terms. No member of the Committee will be eligible to receive an award under the Plan while serving as a member of the Committee. The Committee has the sole and complete authority to interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan. The selection of participants in the Plan (the "Partners") and the size of their awards will be made by the Senior Management of the Company, except in the case of individuals at the level of Vice President or above with department management responsibilities, in which case Committee approval is required.

    Eligibility. Any regular salaried employee of NAC Re or its subsidiaries may be selected as a Partner under the Plan.

    Shares Subject to the Plan. An aggregate of 262,500 shares of Common Stock ($.10 par value) have been reserved for issuance under the Plan. This number is subject to adjustment in the event of a stock split, stock dividend, subdivision or combination of the Common Stock or other change in corporate structure affecting the Common Stock.

    Grant and Conditions of Awards. Partners may be granted a stated number of shares of Common Stock without payment of consideration. The stock is restricted for a six-year period, vesting in equal annual installments commencing on the second anniversary of the date of grant. Restricted stock becomes non-forfeitable at an earlier date in the event of the Partner's death, total disability or retirement. The Committee may accelerate vesting under certain other circumstances, such as a "Change in Control" of the Company.

    The restricted stock will be issued in the name of the Partner and held by the Company in escrow until restrictions lapse. Upon the issuance of the stock, the Partner will have full voting and dividend rights with respect to such shares. With respect to Common Stock subject to forfeiture, the rights and interests of a Partner under the Plan may not be assigned, encumbered or transferred, except in the event of the death of a Partner, by will or by the laws of descent and distribution.

    Plan Amendments; Duration. The Plan may be amended by the Board as it shall deem advisable. Without the approval of stockholders, however, the Board may not materially increase the benefits accruing to Partners under the Plan. If not earlier terminated by the Board, the Plan will terminate on December 31, 2000.


FEDERAL INCOME TAX CONSEQUENCES

    Under the present provisions of the Internal Revenue Code of 1986, as amended, absent the election described below, the recipient of an award under the Plan will recognize ordinary taxable income at the time shares of Common Stock subject to the award become non-forfeitable. This income will equal the fair market value of the shares of Common Stock which become non-forfeitable at that time. The Company will be entitled to a federal income tax deduction in the year in which shares of Common Stock subject to an award become non-forfeitable in an amount equal to the taxable income recognized by the Partner. Any dividends paid to a Partner with respect to shares of Common Stock become non-forfeitable, will be taxable as ordinary income when paid and, assuming that the Partner does not make the election described below, the Company will be entitled to a federal income tax deduction.

    A Partner may elect within 30 days after the date an award is made to include in taxable income an amount equal to the fair market value of the shares of Common Stock awarded at the time of the grant. No additional taxable income will be recognized by the Partner at the time the shares become non-forfeitable. The Company will be entitled to a federal income tax deduction in the year the awards are granted in an amount equal to the taxable income recognized by the Partner. If, however, the shares awarded are forfeited, no deduction will be allowed to the Partner with respect to such forfeiture and the Company will be required to include in its gross income for the year of forfeiture an amount equal to the amount previously deducted by the Company with respect to the shares.


VOTE REQUIRED

    The amendment will not become effective unless it is approved in accordance with the voting procedures described under the caption "Miscellaneous--Voting Procedures" set forth below. In the event the amendment is not approved, any shares of Common Stock granted in excess of the amount previously authorized by the shareholders will be automatically cancelled.


BOARD RECOMMENDATIONS

    The Board of Directors recommends a vote FOR approval of the amendment to the Partners' Restricted Stock Plan.

                                 MISCELLANEOUS


INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Ernst & Young LLP has been selected as the Company's auditors for 1996. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of stockholders.


OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

    The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.


VOTING PROCEDURES

    Directors of the Company must be elected by a plurality of the vote of the shares present in person or represented by proxy at the meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

    With respect to other matters, if any, submitted to the stockholders for a vote, the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting for a particular matter is required to become effective. With respect to abstentions, the shares are considered present at the meeting for the particular matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares are not considered present at the meeting for the particular matter as to which the broker withheld its vote. Consequently, broker non-votes are not counted in respect of the matter, but they do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.


PROXY SOLICITATION

    The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for expenses incurred in sending proxies and proxy material to their respective principals.


PROPOSALS FOR NEXT YEAR'S MEETING

    Any proposal of a stockholder intended to be presented at the next Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than November 29, 1996.

COPIES OF ANNUAL REPORT AND FORM 10-K

    Copies of the 1995 Annual Report to Stockholders are being mailed to the stockholders simultaneously with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference.

    THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 TO ANY STOCKHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:

                         NAC RE CORPORATION
                         P. O. BOX 2568
                         ONE GREENWICH PLAZA
                         GREENWICH, CONNECTICUT 06836-2568
                         ATTENTION: VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                  AND TREASURER

                                          By Order of the Board of Directors,

                                          /s/CELIA R. BROWN
                                          CELIA R. BROWN
                                          Secretary

Greenwich, Connecticut
March 22, 1996

                                                                       EXHIBIT A

                          SECOND AMENDED AND RESTATED
                                  NAC RE CORP.
                        PARTNERS' RESTRICTED STOCK PLAN

SECTION 1. Purposes.

    1.1 The purposes of the Partners' Restricted Stock Plan (the "Plan") of NAC Re Corp. (the "Company") are to foster and promote the interests of the Company by (i) expanding employee identification with shareholders; (ii) providing a valuable incentive for attracting and retaining high-quality individuals; and/or
(iii) providing management with a flexible tool with which to reward staff members with increased responsibility or consistent superior levels of performance.

SECTION 2. Definitions.

    2.1 The following definitions are applicable to the Plan:

        (a) "Change in Control" shall mean either (i) the acquisition of 30% or more of the outstanding voting securities of the Company by any person, (ii) a tender offer for the Common Stock of the Company or a proxy contest for the election of directors, if after such tender offer or proxy contest, the persons who were directors immediately prior to such tender offer or proxy contest do not constitute a majority of the Board of Directors of the Company, or (iii) approval by Company stockholders of either a transaction whereby the Company will cease being publicly-held or a sale by the Company of all or substantially all of its assets.

        (b) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

        (c) "Common Stock" shall mean the Common Stock of the Company, par value $.10 per share.

        (d) "Disinterested Person" shall mean any director of the Company, who, at the time discretion under the Plan is exercised, is not eligible, and has not at any time within one year prior thereto been eligible and will not for one year subsequent thereto be eligible, for selection as a Partner under the Plan or a grantee under any other discretionary plan of the Company entitling the participants to acquire stock, stock options or stock appreciation rights.

        (e) "Employee" shall mean a regular salaried employee of a Participating Employer.

        (f) "Partner" shall mean an Employee who is selected by Senior Management or, in the case of a Senior Officer, by the Committee, to receive an award under the Plan.

        (g) "Participating Employer" shall mean the Company, NAC Reinsurance Corporation ("NAC") or any other subsidiary or affiliate of the Company.

        (h) "Restricted Share Award" shall mean the issuance of forfeitable Common Stock pursuant to Section 4 of the Plan.

        (i) "Senior Management" shall mean the President and Executive Vice President of the Company.

        (j) "Senior Officer" shall mean an officer at any level equal to or more senior than a Vice President, who has department management responsibilities, of a Participating Employer.

        (k) "Total Disability" shall mean accidental bodily injury or sickness which wholly and continuously disables a Partner. All determinations of Total Disability made by the Company pursuant to the Company's Long-term Disability Plan shall be determinative of Total Disability under the Plan.

SECTION 3. Administration.

    3.1 The Plan shall be administered under the discretion of the Committee, which shall consist of three or more, but not more than six, members, each of whom shall be a Disinterested Person. The members of the Committee shall be appointed by the Board of Directors. The Committee shall have sole and complete authority to establish regulations for the administration of the Plan, interpret and amend the Plan, and make all determinations necessary or advisable for the administration of the Plan, subject to its express provisions.

    3.2 Two members of the Committee shall constitute a quorum for purposes of administering the Plan, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall constitute the acts of the Committee.

    3.3 The Committee may designate any officers or employees of the Company or NAC to assist the Committee in the administration of the Plan and to execute documents on its behalf, and the Committee may delegate to them such other ministerial and limited discretionary duties as it sees fit.

    3.4 The foregoing notwithstanding, Senior Management shall have the authority to select Partners, determine the size of Restricted Share Awards, and implement such grants, provided, however, that the selection of Partners at the Senior Officer level and the timing and size of their awards are subject to the determination of the Committee.


SECTION 4. Restricted Share Awards.

    4.1 Issuance of Shares. The Company shall reserve two hundred sixty-two thousand five hundred (262,500) shares of authorized and unissued Common Stock for issuance pursuant to Restricted Share Awards. Any Restricted Share Award shall be subject to the terms and conditions of this Plan.

    4.2 Restricted Share Awards. When Senior Management or the Committee, as the case may be, deems it appropriate in order to further the purposes of the Plan, it may, as further described in Section 3.4, make Restricted Share Awards which entitle a Partner to receive a stated number of shares of Common Stock subject to forfeiture if such Partner fails to remain continuously employed by a Participating Employer as provided in Section 4.4(b) of the Plan.

    4.3 Award Agreements. Each Restricted Share Award shall be evidenced by a written agreement, executed by the Partner and the Company, which shall contain such terms and conditions as Senior Management or the Committee, as the case may be, may require, including, but not limited to, escrow provisions meeting the requirements of Section 5 of the Plan.

    4.4 Restrictions. Restricted Share Awards and the shares of Common Stock issued pursuant thereto shall be subject to the following restrictions:

        (a) Except as otherwise permitted by Section 6 of the Plan, neither the Restricted Share Awards nor the shares of Common Stock issued pursuant thereto may be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of prior to the delivery of the shares of Common Stock to the Partner pursuant to Section 5.2 of the Plan.

        (b) Except as provided in Section 4.6 or 4.7 of the Plan, shares of Common Stock subject to a Restricted Share Award shall be forfeited in accordance with the following schedule, and all rights of a Partner to a Restricted Share Award shall terminate without any payment of consideration or other obligation by the Company to the extent that the Partner fails to remain continuously employed by a Participating Employer until the sixth anniversary date of the Restricted Share Award.

                                                                  PORTION OF
TERMINATION DATE                                               SHARES FORFEITED
------------------------------------------------------------   ----------------
Prior to second anniversary date of the Restricted Share
Award.......................................................          100%
On or after second anniversary date, but prior to third
anniversary date of the Restricted Share Award..............           80
On or after third anniversary date, but prior to fourth
anniversary date of the Restricted Share Award..............           60
On or after fourth anniversary date, but prior to fifth
anniversary date of the Restricted Share Award..............           40
On or after fifth anniversary date, but prior to sixth
  anniversary date of the Restricted Share Award............           20
On or after sixth anniversary date of the Restricted Share
Award.......................................................            0

        (c) In the event of the forfeiture of any shares of Common Stock awarded under the Plan, such shares may again be subject to an award.

    4.5 Rights as a Shareholder. Upon the issuance of shares of Common Stock subject to a Restricted Share Award to the Partner, such Partner shall, subject to the Plan, have the right to vote such shares of Common Stock and receive cash dividends, if any.

    4.6 Termination of Employment. In the event that the employment of a Partner terminates by reason of death or Total Disability, such Partner's Common Stock subject to a Restricted Share Award shall become non-forfeitable. In the event that the employment of a Partner terminates by reason of retirement, or under such other circumstances that, in the discretion of the Committee, warrant accelerated vesting, such Partner's Common Stock subject to a Restricted Share Award shall become non-forfeitable at that time or six months after the date of grant, whichever is later.

    4.7 Change in Control. Notwithstanding the foregoing provisions of this Plan, upon the occurrence of a Change in Control of the Company, the Committee in its sole discretion may provide for the immediate vesting, but in no event within six months of the date of grant, of any or all Restricted Share Awards which are not fully vested at the time of the Change of Control. Delivery of shares of Common Stock subject to Restricted Share Awards shall occur pursuant to Section 5.2 of the Plan.

    4.8 Other Restrictions. The Committee shall impose such other restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the rules or regulations of any stock exchange upon which the Common Stock or any other class of shares of the Company are then listed, or under any blue sky or securities laws applicable to such Common Stock.

SECTION 5. Custody of Shares.

    5.1 Each certificate of Common Stock issued pursuant to a Restricted Share Award shall be registered in the name of the Partner and held, together with a stock power endorsed in blank, by the Company. Unless and until forfeited as provided in the Plan, the Partner shall be entitled to vote all shares of such Common Stock and receive all cash dividends, if any, with respect thereto. All other distributions with respect to such Common Stock, including, but not limited to, shares received as a result of a stock dividend, stock split, combination of shares or otherwise shall be retained by the Company in escrow. Each certificate of Common Stock issued pursuant to a Restricted Share Award shall bear the following (or similar) legend:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Partners' Restricted Stock Plan of NAC Re Corp. (the "Company") and an Agreement entered into between the registered owner and the Company. A copy of such Plan and Agreement is on file in the office of the Secretary of the Company."

    In lieu of the foregoing, the Company may issue stop transfer instructions to its transfer agent or take such other steps as are necessary to preclude the transfer of a Restricted Share Award that is subject to forfeiture.

    5.2 Shares of Common Stock subject to Restricted Share Awards which are no longer forfeitable pursuant to Section 4 of the Plan and which have been held by the Company pursuant to Section 5.1 of the Plan shall be delivered by the Company to the Partner (or the Partner's legal representative, beneficiary or heir) in the form of a freely transferable certificate, without legend (provided that the Partner is not an "affiliate" of the Company within the meaning of Rule 405 adopted pursuant to the Securities Act of 1933, as amended) promptly after becoming non-forfeitable, provided, however, that the Company shall be under no obligation to deliver such shares to a Partner until the Partner has paid or caused to be paid all taxes required to be withheld pursuant to Section 8 of the Plan.


SECTION 6. Assignments and Transfers.

    6.1 With respect to Common Stock subject to forfeiture, the rights and interests of a Partner under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Partner, by will or by the laws of descent and distribution.


SECTION 7. Employee Rights Under the Plan.

    7.1 No Employee of a Participating Employer nor any other persons shall have any claim or right to be granted a Restricted Share Award under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any Employee any right to be retained in the employ of a Participating Employer, or as creating terms and conditions of an employment contract, either express or implied.


SECTION 8. Withholding Tax.

    8.1 The Company may deduct from the Partner's salary any taxes required by law to be withheld with respect to the issuance or vesting of shares of Common Stock subject to a Restricted Share Award under the Plan. In the event and to the extent a Partner's salary is not sufficient to pay all taxes required to be withheld by the Company, the Partner shall be required to pay the Company the amount of any such taxes (the "Deficiency"); in lieu thereof, the Company shall have the right to retain, or require the Partner to sell, a sufficient number of shares of Common Stock subject to a Restricted Share Award to cover the Deficiency and assign the proceeds of such sale to the Company.


SECTION 9. Adjustments.

    9.1 In the event of any change in the number of outstanding shares of Common Stock by reason of stock dividend, stock split, combination or exchange of shares or other similar corporate action, which results in a proportionate increase or decrease in the number of shares of Common Stock theretofore issued and outstanding and held by each stockholder of the Company, the number of shares of Common Stock issuable pursuant to Restricted Share Awards shall be increased or decreased in the same proportion.

    9.2 In the event of a merger or consolidation in which the Company is a constituent party or upon the sale of all or substantially all of the assets of the Company, a Partner shall, upon becoming entitled to receive shares of Common Stock pursuant to the Plan, be entitled to receive in lieu of such shares the number and class of shares of stock, other securities or cash or other consideration to which the Partner would have been entitled pursuant to the terms of the agreement of the merger, consolidation or sale of assets, if immediately prior to such merger, consolidation or sale of assets the Partner had been the holder of record of Common Stock subject to a Restricted Share Award.


SECTION 10. Administration Expenses.

    10.1 The expenses of administering the Plan shall be borne by the Company.


SECTION 11. Severability.

    11.1 Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law. If any provisions of the Plan or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of the Plan or the application of such provision to other parties or circumstances.


SECTION 12. Duration and Termination.

    12.1 The Board of Directors of the Company may at any time terminate this Plan as of any date specified in a resolution adopted by the Board. If not earlier terminated, this Plan shall terminate on December 31, 2000. No Restricted Share Award may be granted after this Plan has terminated. After this Plan has terminated, the functions of the Committee shall be limited to supervising the administration of Restricted Share Awards previously granted. Termination of this Plan shall not affect any Restricted Share Award previously granted.


SECTION 13. Amendment.

    13.1 Following its approval by the stockholders of the Company, this Plan may not be further amended without the consent of the stockholders if such amendment would materially increase the benefits accruing to Partners under the Plan.


SECTION 14. Governing Law.

    14.1 The Plan shall be governed by and construed in accordance with the laws of the State of Connecticut.

                               NAC RE CORPORATION
          ONE GREENWICH PLAZA, P.O. BOX 2568, GREENWICH, CT 06836-2568
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

   MARTHA G. BANNERMAN, CELIA R. BROWN and JOHN N. ADIMARI, or any of them with power of substitution, are hereby authorized to represent the undersigned and vote all shares of the Common Stock of NAC Re Corporation held by the undersigned at the Annual Meeting of Stockholders to be held at One Greenwich Plaza, Third Floor, Greenwich, CT at 10:00 a.m. on May 10, 1996, and any adjournments thereof, on all matters coming before said meeting.

PROPOSAL 1: The Election of Directors.
          / / FOR all nominees listed below (except as marked to the contrary below)

          / / WITHHOLD AUTHORITY to vote for all nominees listed below

             Robert A. Belfer, Wendy J. Strothman, Herbert S. Winokur, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

--------------------------------------------------------------------------------

   PROPOSAL 2: A proposal to amend the Partners' Restricted Stock Plan.
              / / FOR       / / AGAINST       / / ABSTAIN

   PROPOSAL 3: In their discretion, upon such other matters as may properly come before the meeting and any adjournments thereof.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

                                      (continued and to be signed on other side)

                                              PLEASE SIGN EXACTLY AS
                                              YOUR NAME APPEARS AT THE
                                              LEFT. WHEN SHARES ARE HELD
                                              BY JOINT TENANTS, BOTH
                                              SHOULD SIGN.

                                              Dated:.............., 1996

                                               .........................
                                                      Signature
                                               .........................
                                              Signature if held jointly

                                              PLEASE MARK, SIGN, DATE,
                                              AND RETURN THIS PROXY CARD
                                              PROMPTLY, USING THE
                                              ENCLOSED ENVELOPE.

                                              THANK YOU.